Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 22, 2017 except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the Company accounts for share-based compensation as described in Note 1 to the consolidated financial statements, which is as of September 18, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in HealthSouth Corporation's Current Report on Form 8-K dated September 18, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Birmingham, Alabama
September 18, 2017